[OSTEOTECH INC. LOGO]

          51 James Way, Eatontown, New Jersey 07724 USA 1-800-537-9842

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE                              Contact:  Michael J. Jeffries
                                                   (732) 542-2800
November 8, 2005


               OSTEOTECH REPORTS THIRD QUARTER FINANCIAL RESULTS;
                             WITHDRAWS 2005 GUIDANCE

Osteotech, Inc. (NASDAQ: OSTE) reported today that third quarter 2005 consolidated revenues were $22,245,000 as compared to $22,132,000 in the third quarter of 2004. Consolidated revenues for the nine months ended September 30, 2005 increased 5% to $71,383,000 from $68,134,000 for the nine months ended September 30, 2004, which included $1,718,000 of revenues from metal spinal implant products that the Company ceased distributing in June, 2004. Third quarter 2005 revenues were negatively impacted by a decline in domestic customer ordering patterns, which is believed to have resulted, in part, from the uncertainty created in our domestic customer base and sales force from the Musculoskeletal Transplant Foundation's ("MTF") unsolicited proposal to acquire the Company, which MTF subsequently withdrew in October, 2005.

The Company incurred a net loss of $6,797,000, or $.40 diluted net loss per share, in the third quarter of 2005 and a net loss of $9,507,000, or $.55 diluted net loss per share, for the nine months ended September 30, 2005. In the third quarter of 2004, the Company reported net income of $1,022,000, or $.06 diluted net income per share. The Company incurred a net loss of $660,000, or $.04 diluted net loss per share, for the nine months ended September 30, 2004.

Earnings for 2005 have been impacted by lower gross profit margins, including reserves for excess, obsolete and expiring tissue inventories, increased operating expenses, and translation losses on transactions denominated in foreign currency due to the strengthening of the U.S. dollar against the Euro. In addition, the Company has recognized an income tax benefit on its losses at less than the statutory rates due to its assessment of the recoverability of these tax benefits. The increases in operating expenses were primarily associated with the costs related to implementation of programs to turn around the domestic business, expenses associated with our continuing investment in strengthening and diversifying our tissue sources, and increased costs for professional fees, which in the third quarter included the costs for legal and financial advisors associated with the unsolicited proposal from MTF. The net loss for the nine months ended September 30, 2004 included pre-tax charges of $1,519,000, net of pre-tax gains, related to the Company's exit from the metal spinal implant business and severance costs of $650,000 related to the reorganization of the sales and marketing functions.


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Richard W. Bauer, Osteotech's Chief Executive Officer, stated, "After progressing so well with our domestic and international business through the first half of 2005, third quarter's results are a major disappointment. MTF's unsolicited proposal to acquire Osteotech, which was made public on August 29, created significant uncertainty throughout our independent field sales agent network. This resulted in September domestic revenues, a traditionally strong month following the summer months, producing the same average daily sales numbers as recorded in August. Because of the third quarter revenue shortfall, lower than expected gross profit, the continued uncertainty of our being able to quickly rebuild our domestic revenue base in fourth quarter and the uncertainty related to the final resolution of our Grafton(R) DBM submissions with the Food and Drug Administration ("FDA"), we are withdrawing our 2005 guidance. After the Company's December 15 Board Meeting, when our 2006 budgets are reviewed and approved, we plan to conduct a web cast to explain the specific steps we have taken and will be taking to return the Company to profitability. During the web cast, we will also provide some major new insights into our product and technology pipeline and the details of our donor development initiatives to be independent from reliance on donors supplied by MTF when our current contracts with them expire at the end of December 2008."

Mr. Bauer continued, "Regarding our Grafton(R) DBM 510(k) submissions, we want to assure you that the Company is working closely with the FDA to gain clearance on all five 510(k)s submitted. Our submissions were all in the review process prior to the September 16, 2005 enforcement letter sent by the FDA to all manufacturers of DBM products that include an additive. In the event the FDA does not complete its review process by the November 15, 2005 deadline outlined in their letter, the Company has officially requested an extension in a letter to the Agency dated October 28, 2005, however, there can be no assurance that an extension will be granted. Grafton(R) DBM has been marketed since 1991 and its safety and effectiveness record is not in question. The issue before the FDA is one of classification and not safety or effectiveness. We will continue to work with the FDA to ensure that surgeons and their patients will have the most recognized and accepted DBM available to them without interruption. We recognize, however, that those efforts may not be successful and we are preparing to defend Grafton(R) DBM in that event."

Domestic revenues declined 3% to $18,800,000 in the third quarter of 2005 from $19,313,000 in the third quarter of 2004, while revenues from international operations increased 22% in the third quarter of 2005 to $3,445,000 from $2,819,000 in the same period in 2004. For the nine months ended September 30, 2005 domestic revenues increased 2% to $60,819,000 from $59,678,000 in the corresponding period in 2004, which included revenues of $1,718,000 from metal spinal implant products. Revenues from international operations increased 25% to $10,564,000 for the nine months ended September 30, 2005 from $8,456,000 for the nine months ended September 30, 2004.

Consolidated gross profit margins were 32% and 39% in the third quarter and nine months ended September 30, 2005, respectively, as compared to 47% and 44% in the same respective periods in 2004. Gross profit margins in 2005 were constrained by the underabsorption of processing costs, primarily due to the following: continued planned reduction in unit production output as a result of strategic initiatives to reduce inventory levels in the Graftech(R) Bio-implant product line and a decline in the number of donors processed; reserves and write-offs for excess, obsolete and expiring tissue inventories, primarily in the Graftech(R) Bio-implant product line, of approximately $1,800,000 and $4,142,000 in the third quarter and nine months ended September 30, 2005, respectively; the


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
continued shift in revenue mix, including the growth of international revenues, which have lower margins than domestic revenues and represented 15% of consolidated revenue in the third quarter of 2005 compared to 13% in the third quarter of 2004; and the impact of more aggressive sales discounting to offset domestic competitive pressures.

DBM Segment revenues increased 4% and 15% to $12,507,000 and $39,414,000 in the third quarter and nine months ended September 30, 2005, respectively, as compared to $12,021,000 and $34,316,000 in the same respective periods in 2004. The Segment's revenues consist of:

                              DBM SEGMENT REVENUES


                                                Third Quarter                             Nine Months
                                             Ended September 30,                      Ended September 30,
                                     ------------------------------------     -------------------------------------
                                          2005                 2004                 2005                 2004
                                     --------------    ------------------     ----------------    -----------------
                                                                (Dollars in Thousands)
Domestic:
  Grafton(R) DBM                      $ 9,380           $  8,708               $ 30,198            $ 26,445
  Private Label                         1,019              1,866                  2,959               3,012
                                     --------------    ------------------     ----------------    -----------------
                                       10,399             10,574                 33,157              29,457
International:
  Grafton(R) DBM                        2,108              1,447                  6,257               4,859
                                     --------------    ------------------     ----------------    -----------------

Total Segment Revenues                $12,507           $ 12,021               $ 39,414            $ 34,316
                                     ==============    ==================     ================    =================


Domestic Grafton(R) DBM revenues increased in both periods primarily related to the realization of higher per unit selling prices as a result of the continued implementation of the strategic initiative to distribute our proprietary products directly to end users, for which we recognize a greater portion of the end user selling price. International Grafton(R) DBM revenues increased 46% and 29% in the three and nine months ended September 30, 2005, respectively, primarily from increased unit volume. Private label DBM revenues declined 45% in the third quarter of 2005, primarily due to a reduction in orders from one of our partners as they adjusted their ordering patterns and inventory levels. We began to ship product to this partner in the third quarter of 2004.

The Company's 510(k) submissions to the FDA principally cover all domestically distributed Grafton(R) DBM and private label tissue forms. The Company believes that its DBM tissue forms will be eligible for 510(k) clearance, but the FDA may not issue any clearance or approval prior to the November 15th deadline outlined in the FDA's letter of September 16, 2005 or, in the absence of clearance, the Company may not be able to obtain an extension of the deadline. If the Company is unable to obtain clearance or approval of its 510(k) submissions by the deadline, or the Company is unsuccessful in obtaining an extension of the deadline, the Company may be required to withdraw some or all of its DBM tissue forms from the domestic market until such time as the Company's 510(k) submissions receive clearance from the FDA. If this action were to happen, it will have a material adverse effect on the Company's results of operations and financial position. The Company is currently unable to predict if, or when, it will be successful in obtaining clearance from the FDA for our 510(k) submissions, or if it will be successful in obtaining an extension of the November 15th deadline.


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The DBM Segment generated an operating loss of $586,000 in third quarter 2005 from an operating income of $2,008,000 in the same period in 2004. Operating income in the DBM Segment was $1,297,000 and $3,249,000 for the nine months ended September 30, 2005 and 2004, respectively. The decline in third quarter and nine months operating income is primarily a result of lower gross profit margins and increased operating costs, including costs associated with MTF's unsolicited proposal to acquire the Company, increased commission costs, and costs associated with diversifying our tissue sources.

Base Tissue Segment revenues declined in the third quarter of 2005 to $9,391,000 from $9,673,000 in the third quarter of 2004. Base Tissue Segment revenues increased to $30,919,000 in the nine months ended September 30, 2005 from $30,724,000 in the nine months ended September 30, 2004. The Segment's revenues consist of:

                          BASE TISSUE SEGMENT REVENUES


                                                        Third Quarter                           Nine Months
                                                     Ended September 30,                    Ended September 30,
                                           ---------------------------------------    ---------------------------------
                                                 2005                   2004               2005               2004
                                           --------------       ------------------    --------------     --------------
                                                                     (Dollars in Thousands)
Domestic:
  Traditional Tissue Processing
    And Direct Distribution                 $ 4,338              $  4,055              $ 13,988           $ 12,712
  Graftech(R) Bio-implants                    3,893                 4,474                13,164             15,289
                                           --------------       ------------------    --------------     --------------
                                              8,231                 8,529                27,152             28,001
International:
  Traditional Tissue Processing
    And Direct Distribution                   1,160                 1,144                 3,767              2,723
                                           --------------       ------------------    --------------     --------------

Total Segment Revenues                      $ 9,391              $  9,673              $ 30,919           $ 30,724
                                           ==============       ==================    ==============     ==============


The decline in third quarter 2005 revenues is primarily due to a 13% decrease in revenues from Graftech(R) Bio-implants due to lower demand and the processing of 384 fewer donors for clients, partially offset by a 337% increase in the distribution of traditional tissue domestically. The increase in Base Tissue Segment revenues for the nine months ended September 30, 2005 resulted principally from a 260% increase in the domestic distribution of traditional tissue and a 38% increase in international revenues, both as a result of increased unit volumes, partially offset by a 14% decrease in revenues from Graftech(R) Bio-implants and the processing of 706 fewer donors for clients.

The Base Tissue Segment incurred operating losses of $5,352,000 and $10,263,000 in the third quarter and nine months ended September 30, 2005, respectively, as compared to operating losses of $929,000 and $1,993,000 in the same respective periods of last year. The increases in the operating losses are primarily attributed to the underabsorption of processing costs, mainly due to the continued planned reduction in unit production output as a result of strategic initiatives to reduce inventory levels in the Graftech(R) Bio-implant product line and a decline in the number of donors


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processed and reserves and write-offs for excess, obsolete and expiring tissue inventories, primarily in the Graftech(R) Bio-implant product line, of approximately $1,800,000 and $3,919,000 in the third quarter and nine months ended September 30, 2005. In addition, the operating losses were impacted by an increase in operating expenses, including costs associated with MTF's unsolicited proposal to acquire the Company, increased commission costs, and costs associated with diversifying our tissue sources.

Mr. Bauer will host a conference call on November 8, 2005 at 9:00 AM Eastern to discuss third quarter results. You are invited to listen to the conference call by dialing (706) 634-5453. The conference call will also be simultaneously Web Cast at http://www.osteotech.com. Automated playback will be available two hours after completion of the live call through midnight, November 22, 2005, by dialing (706) 645-9291 and indicating access code 9528078.

Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the failure of the FDA to clear the Company's 510(k) submissions for its Grafton(R) DBM and private label product lines by the November 15, 2005 deadline or to extend such deadline, which would have a material impact on the Company's financial condition and results of operations if the Company is required to withdraw its DBM products from the market, the continued acceptance and growth of current products and services, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the marketplace, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company's periodic reports (including the Annual Report on Form 10-K for the year ended December 31, 2004 and the Form 10-Q for the first and second quarters of 2005) filed with the Securities and Exchange Commission. All information in this press release is as of November 8, 2005 and the Company undertakes no duty to update this information.

Osteotech, Inc, headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.


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                        OSTEOTECH, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                  (dollars in thousands, except per share data)


                                                                     Three Months                          Nine Months
                                                                 Ended September 30,                   Ended September 30,
                                                        --------------------------------------  -----------------------------------
                                                                   2005                2004               2005              2004
-----------------------------------------------------------------------------------------------------------------------------------
Net revenues:
  Service                                                     $ 21,898             $ 21,694          $ 70,333          $ 65,040
  Product                                                          347                  438             1,050             3,094
                                                        ------------------  ------------------  -----------------   ---------------
                                                                22,245               22,132            71,383            68,134

Cost of services                                                15,107               12,129            43,280            34,826
Cost of products                                                   132                 (295)              397             3,415
                                                        ------------------  ------------------  -----------------   ---------------
                                                                15,239               11,834            43,677            38,241
                                                        ------------------  ------------------  -----------------   ---------------

Gross profit                                                     7,006               10,298            27,706            29,893

Marketing, selling, general and administrative                  11,607                7,684            33,180            27,868
Research and development                                         1,101                1,145             3,287             3,188
                                                        ------------------  ------------------  -----------------   ---------------
                                                                12,708                8,829            36,467            31,056

Operating income (loss)                                         (5,702)               1,469            (8,761)           (1,163)
Interest expense and other, net                                   (419)                  (4)           (1,393)             (349)
                                                        ------------------  ------------------  -----------------   ---------------

Income (loss) before income tax
   provision (benefit)                                          (6,121)               1,465           (10,154)           (1,512)
Income tax provision (benefit)                                     676                  443              (647)             (852)
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                              $(6,797)             $ 1,022           $(9,507)          $  (660)
===================================================================================================================================
Earnings per share:
      Basic                                                     $ (.40)             $   .06            $ (.55)          $  (.04)
      Diluted                                                   $ (.40)             $   .06            $ (.55)          $  (.04)
                                                        ==================  ==================  =================   ===============
Shares used in computing earnings per share:

     Basic                                                  17,199,004           17,154,119        17,187,865        17,139,620
     Diluted                                                17,199,004           17,208,069        17,187,625        17,139,620


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                        OSTEOTECH, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                   (unaudited)
                             (dollars in thousands)


                                                                  September 30,               December 31,
                                                                       2005                       2004
                                                                --------------------       --------------------
                            ASSETS

Cash and cash equivalents                                                 $18,345                    $13,391
Accounts receivable, net                                                   16,668                     14,795
Deferred processing costs                                                  34,589                     36,049
Inventories                                                                 1,356                      1,202
Other current assets                                                        3,012                      5,595
                                                                --------------------       --------------------
          Total current assets                                             73,970                     71,032
Property, plant and equipment, net                                         39,585                     37,447
Other assets                                                                7,197                      7,925
                                                                --------------------       --------------------
                                                                         $120,752                   $116,404
                                                                ====================       ====================

             Liabilities and Stockholders' Equity

Accounts payable and accrued liabilities                                  $17,185                    $11,532
Current portion of capital lease
   obligation/long-term debt                                                  638                      2,661
                                                                --------------------       --------------------
          Total current liabilities                                        17,823                     14,193
Capital lease obligation                                                   15,773                         --
Long-term debt                                                                 --                     10,076
Other liabilities                                                           5,106                        740
                                                                --------------------       --------------------
          Total liabilities                                                38,702                     25,009
Stockholders' equity                                                       82,050                     91,395
                                                                --------------------       --------------------
                                                                         $120,752                   $116,404
                                                                ====================       ====================


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